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                                                                  Exhibit 10.7.2

     SECOND AMENDMENT TO INDENTURE OF LEASE ("Second Amendment") dated June 30, 1998, by and between Z EDISON LIMITED PARTNERSHIP, a New Jersey limited partnership, having an office at 60 East 56th St., New York, NY 10022 (hereinafter called "Landlord") and NEW YORK TIMES NEWSPAPER DIVISION OF THE NEW YORK TIMES COMPANY, a New York corporation, with its principal office at 279 W. 43rd St., New York, NY 10036 (hereinafter called "Tenant").

                                     WITNESSETH:

     WHEREAS, Landlord and Tenant have heretofore entered into a certain Indenture of Lease dated April 8, 1987 (such Lease, as amended, is hereinafter collectively referred to as the "Lease") pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain property with improvements thereon commonly known as Lot 22-B-8, Block 795-D on the Edison Township Tax Map in the Township of Edison, County of Middlesex, State of New Jersey (the "Demised Premises"); and

     WHEREAS, Landlord and Tenant have agreed to extend the initial term of the Lease and, in connection therewith, have agreed to modify and amend certain options and other provisions of the Lease, all as more particularly set forth herein.

     NOW, THEREFORE, in consideration of the Premises and mutual covenants hereinafter contained, the parties hereto hereby agree to supplement and amend the Lease as follows:

     1. All capitalized terms contained in this Second Amendment (and not otherwise defined herein) shall, for the purposes hereof, have the same meaning ascribed to them in the Lease.

     2. The initial term of the Lease is hereby extended until May 31, 2018 upon and subject to all of the terms, covenants, agreements, provisions and conditions set forth in the Lease as hereby modified, all with the same force and effect as if said term, as hereby extended, were the term originally granted with respect to the Demised Premises. Accordingly, the definition of "Expiration Date" as set forth in Section 1.02 of the Lease is hereby modified and amended to mean May 31, 2018, unless the term shall terminate sooner pursuant to any of the provisions of the Lease or pursuant to law.

     3.   Section 1.03 of the Lease is hereby deemed deleted in its entirety.

     4. Effective as of June 1, 1998 the annual Fixed Rent specified in the Lease with respect to the initial term thereof shall be as follows:

          (a) Six Million Four Hundred Thousand Dollars ($6,400,000) per annum during the period from June 1, 1998 through May 31, 2007;

          (b)  Seven Million Seven Hundred and Fifty Thousand Dollars
          ($7,750,000)

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          per annum during the period from June 1, 2007 through May 31, 2008;

          (c) Nine Million Dollars ($9,000,000) per annum during the period from June 1, 2008 through May 31, 2013; and

          (d) Ten Million Dollars ($10,000,000) per annum during the period June 1, 2013 through May 31, 2018.

The words "in the amount of $533,333.33" set forth in the third line of Section 3.01.B. shall be deemed deleted.


     5. Article 25 of the Lease entitled "RIGHT TO EXTEND" is hereby deleted in its entirety and is replaced with the following:

                                      ARTICLE 25

                                   RIGHT TO EXTEND

     25.01. FIRST RENEWAL OPTION. Provided this Lease is in full force and effect on such date, Tenant shall have the right by written notice (the "First Renewal Notice") given to Landlord not later than eighteen (18) months prior to the Expiration Date (i.e. by November 30, 2016) to elect to extend the term of this Lease for a single twenty (20) year period (the "First Renewal Option Period") commencing on June 1, 2018 and ending on May 31, 2038. In such event, the last day of the First Renewal Option Period (i.e., May 31, 2038) shall be deemed the Expiration Date.

     25.02. A. SECOND RENEWAL OPTION. Provided this Lease is in full force and effect on such date, and Tenant has elected to extend this Lease for (i) the First Renewal Option Period or (ii) the First and Second Rolling Renewal Option Periods, Tenant shall have the right by written notice (the "Second Renewal Notice") given to Landlord not later than eighteen months prior to the then Expiration Date (i.e., by November 30, 2036) to elect to extend the term of this Lease for a ten (10) year period (the "Second Renewal Option Period") commencing on June 1, 2038 and ending on May 31, 2048. In such event, the last day of the Second Renewal Option Period (i.e., May 31, 2048) shall be deemed the Expiration Date.

          B. SECOND TWENTY YEAR RENEWAL OPTION. Provided this Lease is in full force and effect on such date, and Tenant has elected to extend this Lease for the First Rolling Renewal Option Period (as hereinafter defined), Tenant shall have the right by written notice (the "Second 20 Year Notice") given to Landlord not later than November 30, 2026, to elect to extend the term of this Lease for a single twenty (20) year period (the "Second 20 Year Renewal Option Period") commencing on June 1, 2028 and ending on May 31, 2048. In the event Tenant extends the term of the Lease for the Second 20 Year

     Renewal Option Period, the last day of the Second 20 Year Renewal Option Period (i.e., May 31, 2048) shall be the Expiration Date.

          C. FIRST ROLLING RENEWAL OPTION. Provided this Lease is in full force and effect on such date, Tenant (as an alternative to the First Renewal Option set forth in Section 25.01) shall have the right by written notice (the "First Rolling Renewal Notice") given to Landlord not later than ten (10) years and nine (9) months prior to the Expiration Date (i.e., by August 31, 2007) to elect to extend the term of this lease for a single ten (10) year period (the "First Rolling Renewal Option
     Period") commencing on June 1, 2018 and ending on May 31, 2028. In such event, the last day of the First Rolling Renewal Option Period (i.e., May 31, 2028) shall be the Expiration Date.

          D. SECOND ROLLING RENEWAL OPTION. Provided (i) this Lease is in full force and effect on such date, and (ii) Tenant has elected to extend this Lease for the First Rolling Renewal Option Period, Tenant shall have the right by written notice (the "Second Rolling Renewal Notice") given to Landlord not later than ten (10) years and nine (9) months prior to May 31, 2028 (i.e. by August 31, 2017), to elect to extend the term of this Lease for a single ten (10) year period (the "Second Rolling Renewal
     Option Period") commencing on June 1, 2028 and ending on May 31, 2038.
     In event Tenant extends the term of the Lease for the Second Rolling Renewal Option Period, the last day of the Second Rolling Renewal Option Period (i.e., May 31, 2038) shall be the Expiration Date.

     25.03. RENEWAL PERIOD TERMS. In each of the First Renewal Option Period, Second Renewal Option Period, First Rolling Renewal Option Period, Second Rolling Renewal Option Period and Second 20 Year Option Period, as the case may be, Landlord and Tenant shall be bound by all the terms, covenants and conditions of this Lease, except that the annual Fixed Rent for and during the years covered by any such Option Periods shall be as follows:

          (a) During the period June 1, 2018 through May 31, 2023 the annual Fixed Rent shall be Eleven Million Dollars ($11,000,000) per annum;

          (b) During the period June 1, 2023 through May 31, 2028 the annual Fixed Rent shall be Twelve Million Dollars ($12,000,000) per annum;

          (c) During the period June 1, 2028 through May 31, 2033 the annual Fixed Rent shall be Thirteen Million Dollars ($13,000,000) per annum;

          (d) During the period June 1, 2033 through May 31, 2038 the annual Fixed Rent shall be Fourteen Million Dollars ($14,000,000) per annum;

          (e) During the period June 1, 2038 through May 31, 2043 the annual Fixed Rent shall be Fifteen Million Dollars ($15,000,000) per annum; and

          (f) During the period June 1, 2043 through May 31, 2048 the annual Fixed Rent shall be Sixteen Million Dollars ($16,000,000) per annum.

     "25.04. NO FURTHER RENEWALS. Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to extend or renew this Lease beyond May 31, 2048."

     "25.05. TIME OF THE ESSENCE FOR RENEWAL NOTICE. Time shall be of the essence in Tenant's giving each of the First Renewal Notice, the Second Renewal Notice, the First Rolling Renewal Notice, the Second 20 Year Notice and the Second Rolling Renewal Notice and may not be extended or abbreviated for any reason, provided Tenant's right to exercise its option for the First Renewal Option Period, the Second Renewal Option Period, the First Rolling Renewal Option Period, the Second 20 Year Renewal Option Period and the Second Rolling Renewal Option Period, as the case may be, shall in no event expire prior to the Expiration Date until Landlord shall have given to Tenant not less than thirty (30) days prior notice (which notice may not be given (i) more than twenty (20) months prior to the Expiration Date, with respect to the First Renewal Option Period, the Second Renewal Option Period and the Second 20 Year Renewal Option Period,
     (ii) prior to June 30, 2007, with respect to First Rolling Renewal Option Period, and (iii) prior to June 30, 2017, with respect to the Second Rolling Renewal Option Period ) of the prospective lapse of time to give said First Renewal Notice, Second Renewal Notice, First Rolling Renewal Notice, Second 20 Year Notice or Second Rolling Renewal Notice, as the case may be (during which time Tenant may exercise the same) before Tenant loses its rights to extend this Lease in accordance with Sections 25.01 and/or
     Section 25.02 hereof."


     6.   (a)   The first ten lines of Section 26.01. A. are hereby deleted and are replaced as follows:

     "26.01. A. FIRST OPTION NOTICE. Provided the Lease is then in full force and effect and Tenant is not then in default in the payment of Fixed Rent, Taxes and insurance premiums hereunder beyond any applicable cure period, and Tenant shall not have extended the term of this Lease beyond May 31, 2018, Tenant shall have the option to purchase the Demised Premises ("First Option") on a date to be designated by Tenant in the First Option Notice, which date shall be within the 90 day period commencing on June 1, 2018 and ending on August 31, 2018 (the "First Option Purchase Date") for a purchase price of One Hundred Twenty Million Dollars ($120,000,000). The First Option may be exercised only by Tenant (a) by delivering notice ("First Option Notice") to Landlord or its assignee or transferee, not earlier than June 1, 2014 and not later than November 30, 2016, . . ."

     (b) The first ten lines of Section 26.01. B. of the Lease are hereby deleted and shall be replaced as follows:

          "26.01. B. SECOND OPTION NOTICE. Provided the Lease is then in full force and effect and Tenant is not then in default in the payment of Fixed Rent, Taxes and insurance premiums hereunder beyond any applicable cure period, and Tenant shall have extended the term of this Lease through (but not beyond) May 31, 2028, Tenant shall have the option to purchase the Demised Premises ("Second Option") on a date to be designated by Tenant in the Second Option Notice, which date shall be within the 90 day period commencing on June 1, 2028 and ending on August 31, 2028 (the "Second Option Purchase Date") for a purchase price of One Hundred Forty Million Dollars ($140,000,000). The Second Option may be exercised only by Tenant (a) by delivering notice thereof ("Second Option Notice") to Landlord or its assignee or transferee, not earlier than June 1, 2024 and not later than November 30, 2026, and (b) delivering to Landlord's . . ."

               (c) The first ten lines of Section 26.01. C. of the Lease are hereby deleted and shall be replaced as follows:

          "26.01. C.   I. THIRD OPTION NOTICE.  Provided the Lease is  then in
          full force and effect and Tenant is not then in default in the payment of Fixed Rent, Taxes and insurance premiums hereunder beyond any applicable cure period, and Tenant shall have extended the term of the Lease through (but not beyond) May 30, 2038, Tenant shall have the option to purchase the Demised Premises ("Third Option") on a date to be designated by Tenant in the Third Option Notice, which date shall be within the 90 day period commencing on June 1, 2038 and ending on August 31, 2038 (the "Third Option Purchase Date") for a purchase price of One Hundred Sixty Million Dollars ($160,000,000). The Third Option may be exercised only by Tenant (a) by delivering notice thereof ("Third Option Notice") to Landlord or its assignees or transferee, not earlier than forty eight (48) months prior to June 1, 2034 and not later than November 30, 2036, and (b) delivering to Landlord's attorneys. . .".

               (d)  The following Section 26.01. C.  II shall be added to the
     Lease:

          "26.01. C.   II. FOURTH OPTION NOTICE.  Provided the Lease is  then in
          full force and effect and Tenant is not then in default in the payment of Fixed Rent, Taxes and insurance premiums hereunder beyond any applicable cure period, and Tenant shall have extended the term of the Lease through May 30, 2048, Tenant shall have the option to purchase the Demised Premises ("Fourth Option") on a date to be designated by Tenant in the Fourth Option Notice, which date shall be within the 90 day period commencing on June 1, 2048 and ending on August 31, 2048 (the "Fourth Option Purchase Date") for a purchase price of One Hundred Eighty Million Dollars ($180,000,000). The Fourth Option may be exercised only by Tenant (a) by delivering notice thereof ("Fourth Option Notice") to Landlord or its assignees or transferee, not earlier than June 1, 2044 and not later than

          November 30, 2046, and (b) delivering to Landlord's attorneys, simultaneously with the Fourth Option Notice, a bank or certified check to the order of Landlord's attorneys in the amount of $5,000,000.00, which amount shall be held in escrow by Landlord's attorneys pending closing of title and applied to the purchase price or disbursed as otherwise hereinafter provided.

               (e) The first seven lines of Section 26.01. D. of the Lease are hereby deleted and shall be replaced as follows:

          "26.01. D. EXERCISE OF OPTION.   For purposes of this Article 26, the
          term "Option(s)" shall refer to the First Option, Second Option, Third Option and Fourth Option, as the case may be. Exercise of the First Option shall automatically be deemed an extension by Tenant of the term of the Lease for the First Renewal Option Period, exercise of the Second Option shall automatically be deemed an extension by Tenant of the term of this Lease for the Second 20 Year Rolling Renewal Option Period, exercise of the Third Option shall automatically be deemed an extension by Tenant of the term of this Lease for the Second Renewal
          Option Period.  In the event that... .

               (f) Section 26.02 of the Lease shall be deleted in its entirety and shall be replaced as follows:

          "26.02. DATE OF CLOSING. The closing of Title shall occur at the office of Landlord's attorneys on the First Option Purchase Date, Second Option Purchase Date, Third Option Purchase Date or Fourth Option Purchase Date, as the case may be, which date may be extended in accordance with the provisions of the Contract of Sale (it being agreed that during the period between the Expiration Date and the Fourth Option Purchase Date (as so extended), the Lease shall be deemed extended on the same terms and conditions as were in effect during the Second Renewal Period or the Second 20 Year Renewal Option Period, as the case may be).

               (g) The following items shall be added to the list of "Permitted Exceptions" as set forth on Exhibit B to the Contract of Sale attached to the Lease as Exhibit VII (as well as the list of "Liens and Encumbrances" attached to the Lease as Exhibit II):

               9. Deed of Temporary Easement dated May 14, 1997 between and among Landlord, Crossroads Holding Corporation and Middlesex County Improvement Authority.

               10. Deed of Permanent Easement and Maintenance Agreement dated May 14, 1997 between Landlord, Crossroads Holding Corporation and the County of Middlesex.

               11. License Agreement dated May 14, 1997, as amended, between and among, Landlord, Crossroads Holding Corporation, Tenant and the New York Branch of Fuji Bank Limited.

               12. Any easement granted by Landlord to an Offeror Purchaser pursuant Section 11 of this Second Amendment.

          7. (A) Landlord and Tenant acknowledge that pursuant to Section 7.01 A and Section 7.02 of the Lease, Tenant has certain obligations to repair and restore the Demised Premises at the Expiration Date or sooner termination of the term of the Lease and to return such Demised Premises to the Landlord free of certain property and equipment set forth in said
     Section 7.01 A and Section 7.02 and otherwise in the condition required in said Sections 7.01 A and 7.02 (the "Required Condition"). Tenant agrees that (except with respect to the Absolute Obligations, which shall be affirmative obligations of Tenant to perform prior to the Expiration Date or sooner termination of the term of the Lease in accordance with the terms set forth below), if at the Expiration Date or sooner termination of the term of this Lease, the Demised Premises is in other than the Required Condition, Tenant shall be required to pay to Landlord the amount ("Restoration Amount") required to place the Demised Premises in the "Required Condition"; provided, however, that with respect to any Restoration Amount that may be due to Landlord at the end of the term of this Lease on account of the existing conditions in the Premises (e.g. the improvements, additions and alterations currently existing in the Demised Premises) as of the date hereof (the "Current Conditions"), if Tenant elects to extend the term of the Lease (pursuant to the option provisions set forth in the Lease) though May 28, 2028 and the Lease is in full force and effect as of May 31, 2028, then such Restoration Amount on account of the Current Conditions (exclusive of the Absolute Obligations of Tenant which shall in no event be affected or reduced) shall be reduced by 25%; if Tenant elects to extend the term of the Lease (pursuant to the option provisions set forth in the Lease) through May 31, 2038 and the Lease is in full force and effect as of May 31, 2038, then such Restoration Amount on account of the Current Conditions (excluding the Absolute Obligations of Tenant, which shall in no event be affected or reduced) shall be reduced by 50%; and if Tenant elects to extend the term of the Lease (pursuant to the option provisions set forth in the Lease) through May 31, 2048 and the Lease is in full force and effect as of May 31, 2048, then such Restoration Amount on account of the Current Conditions (exclusive of the Absolute Obligations of Tenant, which shall in no event be affected or reduced) shall be reduced by 75%. Tenant agrees to provide Landlord with "as built" drawing showing the Current Conditions of the Demised Premises within
     twenty (20) days following the date hereof.   The Restoration Amount (as
     reduced hereby) shall be paid by Tenant to Landlord no later than the date Tenant vacates the Demised Premises and delivers same to Landlord hereunder (but in no event subsequent to the Expiration Date). Landlord, as part of Landlord's repair/restoration notice(s) that Landlord sends to Tenant pursuant to Sections 7.01 A and 7.02 of the Lease, shall provide Tenant with Landlord's estimate of the Restoration Amount (including a reasonable breakdown of the COSTS of the work required under the Lease, as amended hereby) that Landlord believes will be due by Tenant based on the conditions then existing in the Demised Premises at the time of such notice(s) (subject to adjustment based on changed conditions at the end of the term). (In connection therewith, Tenant agrees to cooperate with Landlord in providing Landlord with (i) access to the Demised Premises and
     (ii) up-to-date

     "as built" drawings showing the then existing conditions of the Demised Premises, if and to the extent same are in the possession of Tenant or its affiliates.) In the event Tenant shall disagree with Landlord's estimate of the Restoration Amount, Tenant shall deliver to Landlord its written notice ("Tenant's Statement") of such disagreement within thirty (30) days, specifying in reasonable detail the basis for Tenant's disagreement and the amount of the Restoration Amount that Tenant believes is due. In the event Landlord and Tenant shall be unable to agree on the COST of any work required to put the Demised Premises in the Required Condition (as opposed to any disagreement as to whether or not any removal or work is part of the Required Conditions (e.g. the constituent components of the Required Conditions) or whether the then existing condition meets the Required Conditions, which disputes shall be decided by a court of law), then either party may submit such COST dispute to arbitration for determination in New York County, State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then prevailing in such jurisdiction. Landlord and Tenant agree that any determination as to such COST dispute made by the arbiter designated in such proceeding shall not exceed the amount of the total COST as determined by Landlord in Landlord's estimate, nor shall such determination be less than the total COST as determined by Tenant in Tenant's Statement. Any determination or award (as to such cost items) made in such arbitration shall be final and binding on the parties and shall not add to, or subtract from, or otherwise
     modify the provisions of the Lease (as modified hereby).   Judgment upon
     any such determination or award which may be arbitrated hereunder may be entered in any court having jurisdiction hereunder. Pending the resolution of any disputes between the parties (by way of arbitration or court action, as the case may be) relating to the Restoration Amount, Tenant shall pay to Landlord, no later than the date Tenant vacates the Demised Premises and delivers same to Landlord, fifty percent of the sum of (i) the estimated Restoration Amount as determined by Landlord, plus (ii) the estimated Restoration Amount as set forth in Tenant's Statement (and upon the resolution of such dispute(s), suitable adjustment, with interest at the Prime Rate, shall be made in accordance therewith with appropriate refund or additional payments, as the case may be, being made by the relevant party to the other).

               (B) The Landlord acknowledges that no Restoration Amount shall be due and payable by Tenant to Landlord in the event that the Demised Premises is purchased by Tenant pursuant to the exercise by Tenant of (I) the First Option, Second Option, Third Option or Fourth Option pursuant to
     Article 26 of the Lease, or (ii) the right of first offer or first refusal pursuant to Article 27 of the Lease.

               (C) Notwithstanding anything contained herein or in the Lease to the contrary, it is understood and agreed that, in addition to the Restoration Amount (as reduced hereby) payable by Tenant to Landlord hereunder, Tenant, before surrendering the Demised Premises to Landlord, shall be required (herein collectively the "Absolute Obligations") to (i) remove any and all equipment pads, equipment footings, equipment foundations, tracks (including the railroad tracks installed by Tenant and the restoration of the slab which was removed in connection with the installation of same) and pits and shall backfill same with a concrete slab level with the original floor slab of the Demised Premises and otherwise shall repair and flash patch (with concrete floor topping) the entire floor surface of the Demised Premises so as to leave same with a level concrete floor slab without holes, troughs, pads, foundations, pits, tracks or any other non-level floor conditions created by Tenant during the term of this Lease (herein referred to as the "Floor Slab Work"), (ii) perform all work necessary and/or required to place the existing office portion ("Office Portion") of the Demised Premises (including, without limitation, the HVAC equipment and other systems relating thereto) in the Required Condition and (iii) remove all of Tenant's personal property, equipment and fixtures, (including, without limitation all pulleys and conveyors, printing presses, printing press installations, paper feeding equipment, and other production and ancillary equipment) and repair any damage caused by such removal, (including filling in any holes created by the equipment removal), provided, however, that Tenant shall not (as part of such removal requirement set forth in this subclause (iii)) be required to remove the mezzanine levels or catwalks ("Mezzanine") within the warehouse portion of the Demised Premises or the HVAC and air withdrawal systems or the piping related to the printing presses, it being agreed, however, that the removal of these items shall be items that are required of Tenant in order to put the Demised Premises in the Required Condition and, accordingly, shall be included in the cost analyses in determining the Restoration Amount (as reduced hereby) payable by Tenant to Landlord hereunder. It is understood and agreed that the obligation of Tenant to perform the Absolute Obligations shall in no way be affected or reduced on account of any extension of the term of the Lease by Tenant as set forth above.

               (D) Landlord acknowledges and agrees that (notwithstanding anything herein to the contrary) at the Expiration Date or sooner termination of the term of the Lease, Tenant shall not be obligated to (i) remove the currently existing drive-in truck loading docks installed by Tenant, (ii) perform any restoration of the slab removed by Tenant to install such currently existing truck loading docks, (iii) perform any backfill or regrading of land affected by the installation of such currently existing loading docks, (iv) remove the loading dock doors (and related mechanical equipment to open and close such loading dock doors) relating to such currently existing loading docks, or (v) restore any exterior or interior walls which were removed to install such currently existing loading dock doors, and, accordingly, the removal and performance thereof shall not be taken into account in determining the Restoration Amount; provided however, that the foregoing shall in on way affect or prejudice the interpretation and/or construction of the provisions of
     Article 7 of the Lease with respect to the installation or construction of any future loading docks, truck bays or other floor area/slab removals as may be installed or performed by Tenant in the Demised Premises after the date hereof.

               (E) The provisions set forth above in this Section 7 (relating to the Tenant's restoration and/or removal obligations at the end of the term of the Lease) shall in no way effect or limit the obligations of Tenant (including, without limitation, its repair obligations) with respect to Demised Premises during the term of the Lease.

          8. Section 17.05.B. of the Lease is hereby deleted in its entirety and is replaced with the following:

     B. If the Demised Premises should be damaged or destroyed by fire to such an extent that Tenant in its reasonable judgment cannot operate its business in the balance of the Demised Premises and the term of this Lease (as previously extended hereunder pursuant to Article 25 hereof) is scheduled to expire within a period of three years after such damage or destruction, Tenant shall have the right to terminate this Lease by giving Landlord notice of such election within ninety (90) days after such damage or destruction, and if such notice is given, the term of this Lease shall terminate thirty (30) days following such notice provided, Tenant (i) delivers all insurance proceeds with respect to the Building (exclusive of those proceeds covering Tenants fixtures, equipment and personal property) or assigns its rights to such insurance proceeds to the Landlord and (ii) pays to the Landlord Rent which would otherwise become due and payable through the expiration of the term of the Lease (as extended hereunder pursuant to Article 25 hereof) except for the last two years thereof. Notwithstanding the above, in no event shall Tenant have the right to terminate the Lease if Tenant has exercised any of the Options to purchase the Demised Premises as provided for in Article 26 hereof.

     9. The first ten lines of Section 18.03 of the Lease is hereby deleted and are replaced as follows:

     "18.03. PAYMENT OF CONDEMNATION AWARD - TERMINATION. In the event of any condemnation or taking which results in the termination of this Lease as provided for in Section 18.01 above, Tenant shall have the right, exercisable by notice of its election to Landlord delivered within thirty days following such condemnation or taking to elect to purchase the Demised Premises pursuant to the next immediately available Option that is available to Tenant pursuant to the provisions of Article 26 hereof (i.e. , if such condemnation or taking shall occur prior to May 30, 2018, the First Option, if the condemnation , or taking occurs prior to May 30, 2028, the Second Option, etc.). Such purchase shall take place in accordance with the provisions of Article 26 hereof, except that the closing of the purchase thereof shall take place on the earlier to occur of (i) the date of vesting of title or (ii) within sixty (60) days following the date on which notice of vesting of title shall have been received by Tenant.
     Tenant shall be required to pay to the Landlord the purchase price as required pursuant to the Option exercise by the Tenant as set forth in
     Article 26 hereof, together with Rent through the earlier to occur..."

     10. RIGHT OF FIRST REFUSAL - GOLF CENTER PREMISES. Crossroads Holding Corporation ("Crossroads"), a wholly owned subsidiary of Tenant, is the owner of the property (adjoining the Demised Premises) commonly known as Lot 22-B-9, Block 795-D on the Edison Township Tax Map (the "Adjacent Golf Premises"), which Adjacent Golf Premises is currently being operated by Crossroads/Tenant as a golf training, learning and recreational center for use by Tenant or Tenant's affiliates, business invitees, guests, employees and customers. If Crossroads (or Tenant or any Affiliate of Tenant who shall then own the Adjacent Golf Premises) (collectively the "Seller") shall at any time wish to sell the Adjacent Golf Premises (which, for purposes hereof, shall include the sale of its ownership interests in Crossroads or such other structure that would effectively transfer the beneficial ownership of the Adjacent Golf Premises) to a non-affiliated entity, Seller must first comply with the following provisions.

          Seller hereby grants to Landlord (or its designated affiliate) a right of first refusal with respect to any bona fide offer Seller receives to purchase the Adjacent Golf Premises from any non-affiliated entity. Upon receipt of an offer to purchase, Seller shall deliver notice to Landlord (or its designated affiliate) ("Refusal Notice"), together with the agreement of sale and all other agreements containing the purchase price and other material terms, covenants and conditions contained in the offer to purchase (hereinafter collectively referred to as the "Agreement of Sale"). Landlord (or its designated affiliate) shall have a period of ten (10) days following delivery of the Refusal Notice to exercise its right to purchase and shall exercise that right to purchase by executing and delivering the Agreement of Sale together with a certified or bank check in an amount equal to the amount of the cash deposit required thereunder to Seller's attorney or Seller, as such Agreement of Sale provides. In the event that the Agreement of Sale provides terms, covenants or conditions which are unique or non-monetary (e.g., an exchange of specified property or personal liability obligation) then acceptance thereof by Landlord (or its designated affiliate) may be accomplished by terms that provide equal or better economic benefit to Seller. If Landlord (or its designated affiliate) exercises its right to purchase under this provision, title shall close in accordance with the terms and conditions set forth in the Agreement of Sale. If Landlord (or its designated affiliate) fails to exercise its right of first refusal within the ten (10 ) day period, Seller shall be free to consummate the sale of the Adjacent Golf Premises with the offeror (the "Offeror Purchaser") pursuant to the terms, covenants and conditions set forth in the Agreement of Sale and in any event not later than six (6) months following of the Refusal Notice

          11. In the event (i) Tenant shall have complied with the provisions of Section 10 hereof (relating to Landlord's right of first refusal with respect to the proposed sale of the Adjacent Golf Premises to the Offeror Purchaser in question) and Landlord has elected not to exercise its right of first refusal with respect thereto, and (ii) so long as this Lease is in full force and effect and Tenant is not in monetary default thereunder beyond any applicable notice and cure periods, Landlord agrees, at the request of Tenant, to grant and convey to such Offeror Purchaser who purchases the Adjacent Golf Premises during the term of this Lease (at the closing of such sale to such Offeror Purchaser), an Exit Only Easement (as defined below) crossing over certain portions of the Land. In consideration of Landlord conveying the Exit Only Easement to the Offeror Purchaser as set forth above, Tenant agrees to pay to Landlord the "fair market value" of the Exit Only Easement upon the granting thereof (or, if such fair market value shall not, as of such granting, have been agreed upon or established, then within ten (10) days of the date such fair market value shall have been agreed upon or established). Within thirty (30) days following Tenant's request of Landlord for a determination of the "fair market value" of the Exit Only Easement (which notice by Tenant may be given to Landlord at any time Tenant has a bona fide intention to sell the Adjacent Golf Premises in good faith regardless of whether Tenant has identified the Offeror Purchaser and/or has negotiated the Agreement of Sale with such Offeror Purchaser or has yet to comply with Section 10 of this Second

Amendment), Landlord shall advise Tenant of its determination of the "fair market value" of the Exit Only Easement ("Landlord's FMV Determination"); provided, however, that Landlord's FMV Determination shall only remain valid for up to nine (9) months following the giving thereof, and if Tenant shall request Landlord for Landlord's FMV Determination more than once in any thirty (30) month period, Tenant shall be required to reimburse Landlord for all costs and expenses incurred by Landlord in determining Landlord's FMV Determination and the "fair market value" of the Exit Only Easement for all such additional requests (after the first) within such thirty month period (including, without limitation, Landlord's costs of any outside appraisers or experts as well as Landlord's costs incurred in any arbitration relating to such request(s).
Tenant shall have a period of twenty (20) days after receipt of Landlord's FMV Determination to either (i) accept Landlord's FMV Determination or (ii) notify Landlord that it disputes Landlord's FMV Determination of the Exit Only Easement and submit to Landlord Tenant's determination of the "fair market value" of the Exit Only Easement ("Tenant's FMV Response"). If Tenant shall fail to so dispute such Landlord's FMV Determination within such twenty (20) day period, Tenant shall be deemed to have irrevocably accepted such Landlord's FMV Determination (provided Landlord's FMV Determination also advises Tenant that failure to dispute such Landlord's FMV Determination within such twenty (20) day period shall constitute Tenant's acceptance thereof). If Landlord fails to respond to Tenant's original request for Landlord's FMV Determination within the thirty (30) day period set forth above, Tenant may submit to Landlord, within twenty days thereof, Tenant's determination of the "fair market value" of the Exit Only Easement ("Tenant's FMV Determination"). In such event, Landlord shall thereafter have a period of twenty (20) days following the receipt of Tenant's FMV Determination to either (i) accept Tenant's FMV Determination or
(ii) notify Landlord that it disputes Tenant's FMV Determination of the Exit Only Easement and submit to Tenant Landlord's FMV Determination. If Landlord shall fail to so dispute such Tenant's FMV Determination within such twenty day period, Landlord shall be deemed to have irrevocably accepted such Tenant's FMV Determination of the Exit Only Easement (provided Tenant's FMV Determination also advises Landlord that failure to dispute such Tenant's FMV Determination within such twenty (20) day period shall constitute Landlord's acceptance
thereof).   If the Tenant timely disputes Landlord's FMV Determination with
Tenant's FMV Response, or if the Landlord timely disputes Tenant's FMV Determination with Landlord's FMV Determination, as the case may be, the parties shall attempt to agree upon the fair market value for such Exit Only Easement within twenty (20) days thereafter. If the parties are unable to reach such an agreement within such twenty (20) days, then either party may submit such dispute to arbitration for determination in Middlesex County, State of New Jersey in accordance with the Commercial Arbitration Rules of the American Arbitration Association then prevailing in such jurisdiction. The arbitrator selected to arbitrate such dispute shall have at least ten (10) years of experience in the determination of values of commercial real estate in the State of New Jersey. Within thirty days following the appointment of the arbitrator, the arbitrator shall schedule a hearing where the parties and their advocates shall have the right to present evidence, call witnesses and experts and cross examine the other parties witnesses and experts, and the arbitrator shall within fifteen days thereafter submit its final determination of the "fair market value" of the Exit Only Easement. Landlord and Tenant agree that any determination of the "fair market value" of the Exit Only

Easement made by the arbitrator designated in such proceeding shall not exceed Landlord's determination of the "fair market value" as set forth in Landlord's FMV Determination nor shall such determination be less than the "fair market value" as determined by Tenant in its Tenant's FMV Response or Tenant's FMV Determination, as the case may be. Any determination or ruling made in such arbitration by the arbitrator shall be final and binding on the parties and the arbitrator shall not add to, or subtract from, or otherwise modify the provisions of this Second Amendment. Each party shall pay one half of the fees and expenses of the arbitrator appointed in such arbitration and any attorneys fees, witness fees and similar expenses of the parties shall be borne separately by each of the parties. In the event the fair market value of the Exit Only Easement shall not have been determined by the time that the Offeror Purchaser is purchasing the Adjacent Golf Premises, Landlord agrees not to withhold the granting of such Exit Only Easement in conjunction with such sale to the Offeror Purchaser, provided, however, that Tenant shall remain liable and responsible for the payment of the fair market value of the Exit Only Easement and shall execute and acknowledge such liability and obligation in writing to Landlord at the time of the granting of the Exit Only Easement.

     For purposes of this Section 11, the "fair market value" of the Exit Only Easement shall mean the amount that a willing owner of land under no compulsion would agree to accept from a purchaser and what such willing purchaser under no compulsion would agree to pay to the owner of such land for the right to utilize the Exit Only Easement, taking into account the highest and best use of the Adjacent Golf Premises (and the increased value thereof) as well as any diminution in the value of the Demised Premises on account of the granting of the Exit Only Easement and all other relevant factors pertaining thereto.

     For purposes hereof, the "Exit Only Easement" shall mean a non-exclusive easement (but only for the benefit of the Offeror Purchaser and it successors and assigns who shall then own the Adjacent Golf Premises) for the exiting of vehicular travel running from the Adjacent Golf Premises over and above certain roadways or parking areas on the Demised Premises to the existing main entrance driveway of the Demised Premises (herein the "Connecting Road"), and the right to proceed therefrom by way of a left turn into such existing main driveway (utilizing only one lane thereof) ( the"Driveway Easement Portion") for left turn egress only onto Woodbridge Avenue at the traffic light fronting Woodbridge Avenue in a manner which will not interfere with Landlord's (and Landlord's tenants) ability to make a left turn onto Woodbridge Avenue from its egress lanes. The location and dimensions of the Exit Only Easement shall be as specifically shown and plotted on Exhibit A attached hereto and made part hereof and such Offeror Purchaser shall have no right to access or use any other portion of Landlord's property except as specifically plotted thereon. Tenant acknowledges and agrees that said Exit Only Easement, as shown on the attached Exhibit A, has been approved by Tenant and is satisfactory to Tenant in all respects. Owner makes no representations or warranties of any kind with respect to the utilization or sufficiency of the Exit Only Easement. All costs and expenses to construct and/or permit Tenant to utilize the Exit Only Easement for left turn egress onto Woodbridge Avenue, including, without limitation, the cost of constructing the Connecting Road and the Alternate Driveway Easement Portion (as defined below), shall be at Tenant's sole cost and
expense.   If (i) all necessary permits for a third lane of egress onto
Woodbridge Avenue (i.e. the right to add one additional outgoing lane onto Woodbridge Avenue to the two already existing) are obtained, and (ii) Landlord (and its tenants) will be permitted to make a left turn onto Woodbridge Avenue from the two lanes that will remain for Landlord's (or its tenant's) use, then
(A) Landlord agrees to segregate the Driveway Easement Portion from the remaining two egress lanes utilizing a method chosen by Landlord, at Landlord's sole cost and expense, and (B) Landlord shall have the right to remove the existing meridian divider at the entrance to the Demised Premises and the location of the Driveway Easement Portion of the Exit Only Easement may be moved by Landlord to a new lane created over the existing meridian divider ("Alternate Driveway Easement Portion"), as more particularly set forth on Exhibit B attached hereto and made part hereof. Control of traffic on and over the Demised Premises shall be in the sole discretion of the Landlord, but the Landlord agrees to act in good faith and not to unreasonably restrict egress from the Adjacent Golf Premises over the Exit Only Easement, consistent with and subject to the Landlord's own needs for smooth ingress and egress of traffic to and from to the Demised Premises and its right to an orderly and prompt traffic flow of vehicles to and from the Demised Premises and the business coming into and going out of the Demised Premises. The form of the agreement memorializing the granting of the Exit Only Easement shall (A) specifically provide that the Offeror Purchaser (and its successors and assigns who shall then own the Adjacent Golf Premises) shall (i) repair and maintain the Exit Only Easement (and shall reimburse Landlord for the cost thereof if such Offeror Purchaser shall fail to do so), (ii) indemnify, defend and hold Landlord and its partners, shareholders, officers, employees, agents and representatives harmless from and against any and all liabilities, costs (including reasonable attorneys fees), liens, actions, claims, damages and obligations arising from or in connection with the Exit Only Easement or any act, omission, breach or default by such Offeror Purchaser (or such successors and assigns), and (iii) specifically restrict Offeror Purchaser (and its successors and assigns) from using (x) the Exit Only Easement for incoming traffic onto the Adjacent Golf Premises or for outgoing right hand turns onto Woodbridge Avenue and (y) any lanes of the existing main driveway other than the left-most lane thereof (from the standpoint of someone exiting the property) as the Driveway Easement Portion of the Exit Only Easement; and (B) in all other respects shall be reasonably satisfactory to Landlord (and, subject to the foregoing provisions of this Section 11, the Tenant).

     12. The first nine (9) lines of subclause (b) of Section 2.04 of the Contract of Sale attached to the Lease as Exhibit VII, shall be modified to read as follows: " (b) terminate the Agreement by written notice to Seller in which event the Net Lease shall be reinstated and in full force and effect and the provisions of Article 25 of the Net Lease shall be deemed to be amended to provide for two additional renewal options of twenty years and eighteen years, respectively, which may be exercised in the same manner as set forth in Section
25.02 of the Net Lease (so long as Tenant has previously elected to extend the term of the Net Lease to the date immediately preceding the additional renewal period in question) and the annual Fixed Rent for each such additional renewal period shall be $16,000,000 and the Deposit and interest earned thereon, if . .
 ."

     13. The Bank of New York shall be added to the list of entities who may be chosen by Tenant as "Insurance Trustee" pursuant to Section 17.02 of the Lease.

     14. All references in the Lease (and the Exhibits attached thereto) to ECRA shall be deemed to refer to ECRA as same has been replaced and modified by the Industrial Site Recovery Act, (N.J.S.A. Section 13:K-6 ET. SEQ.) ("ISRA").

     15. From and after the date hereof, all notices under the Lease hereinafter delivered by Tenant to Landlord pursuant to Article 22 of the Lease shall be sent to Landlord at the following addresses:

               Z Edison Limited Partnership
               60 East 56th Street
               New York, NY 10022
               Attn: John Zirinsky

          With a copy to:

               Lewis R. Kaster, Esq.
               Robinson Silverman Pearce
                 Aronsohn & Berman, LLP
               1290 Avenue of the Americas
               New York, NY 10104



     16. Landlord and Tenant each covenant and represent to the other that this Second Amendment was not brought about or procured through the use or instrumentality of any broker and that all negotiations with respect to the terms of this Second Amendment were conducted between Landlord and Tenant. Tenant covenants and agrees that should any claim be made by any broker or other person for a brokerage commission or other compensation in connection with the negotiation, execution or procurement of this Second Amendment by, through or on account of any acts of Tenant or its representatives, Tenant will indemnify and hold harmless Landlord from any and all liabilities and expenses in connection therewith. Landlord covenants and agrees that should any claim be made by any broker or other person for a brokerage commission or other compensation in connection with the negotiation, execution or procurement of this Second Amendment by, through or on account of any acts of Landlord or its representatives, Landlord will indemnify and hold harmless Tenant from any and all liabilities and expenses in connection therewith.

     17. Except as extended and modified by this Second Amendment, the Lease and all covenants, agreements, terms and conditions contained therein shall remain in full force and effect and are hereby in all respects ratified and confirmed.

     18. This Second Amendment shall not be binding upon Landlord or Tenant unless and until it is signed by both Landlord and Tenant.

     19. The covenants, agreements, terms, provisions and conditions contained in this Second Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease as extended and modified by this Second Amendment, their respective legal successors and assigns.

     20. This Second Amendment contains the entire agreement between the parties with respect to the subject matter hereof and may not be changed orally but only by a writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     21. This Second Amendment shall be governed by and interpreted in accordance with the laws of the State of New Jersey.

     22. Landlord and Tenant agree that, at the request of either, each will execute a memorandum of this Second Amendment in form satisfactory for recording in the offices of the Middlesex County Clerk. In no event shall this Second Amendment be recorded by either party without the consent of both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.


                                        LANDLORD:
                                        Z EDISON LIMITED PARTNERSHIP

                                        By: Z Investment Corp.
Witness:

/s/ Kecia Wilson                        By: /s/ John Zirinsky
---------------------                   -----------------------
                                        John Zirinsky, Pres.

-------------

                                        TENANT:
                                        THE NEW YORK TIMES COMPANY

Witness:

/s/ James W. Sapp                       BY:  /s/ Rhonda L. Brauer
-------------------                     --------------------------
                                        Rhonda L. Brauer, Assistant Secretary


/s/ Rosie Cubero
--------------------